Exhibit 5.2

Allied Irish Banks, p.l.c.

Bankcentre

Ballsbridge

Dublin 4

Ireland

Our Ref	Your Ref	2 June 2008
PMY/NAL/8681/21

Sirs

We have acted as Irish Solicitors to Allied Irish Banks, p.l.c. (the “Bank”), in connection with the establishment of a programme to enable the Bank to issue in the United States, from time to time, among other things, senior debt securities, dated unsubordinated debt securities and undated subordinated debt securities (collectively, the “Notes”).

1	BASIS OF OPINION

1.1	Subject to the contents of the final paragraph of this opinion, this opinion may not be relied upon by any person other than the addressee.

1.2	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect as at the date of this opinion and is based on legislation published, and cases fully reported, as at that date. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein.

1.3	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Bank or any other person, or any corporate records of the Bank or any other person, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.4	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Bank in any of the documents listed at paragraph 1.6 below nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5	This opinion is to be construed in accordance with and governed by the laws of Ireland.

1.6	For the purpose of giving this opinion, we have examined copies of the following documents and such Irish laws as we have considered necessary and appropriate for the purposes of this opinion:

1.6.1	a Form F-3 Registration Statement, filed by the Bank on 2 June 2008 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), including a prospectus, dated 2 June 2008 (the “Prospectus”), relating to the registration of, among other things, an unspecified and indeterminate aggregate principal amount of the Notes, and the offering and sale, from time to time, of, among other things, such Notes, in one or more series;

1.6.2	a senior debt securities indenture dated 2 June entered into between the Bank and The Bank of New York (the “Trustee”) (the “Senior Debt Securities Indenture”);

1.6.3	a dated subordinated debt securities indenture dated 2 June entered into between the Bank and the Trustee (the “Dated Subordinated Debt Securities Indenture”);

1.6.4	an undated subordinated debt securities indenture dated 2 June entered into between the Bank and the Trustee (the “Undated Subordinated Debt Securities Indenture”);

1.6.5	a deposit agreement dated 2 June 2008 entered into between the Bank the Trustee and all owners and holders from time to time of American depositary shares (the “Deposit Agreement”)

1.6.6	a secretary’s certificate delivered by the secretary of the Bank pursuant to Section 5(e) of a distribution agreement dated 30 May 2008 entered into between the Bank and Merrill Lynch Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets certifying that:

(a)	the resolutions attached thereto are a true, correct and complete copy of the resolutions adopted by the board of directors of the Bank at a meeting held on 17 January 2008 and a true, correct and complete copy of the resolutions adopted by the Chairman’s Committee at a meeting held on 28 May 2008 and that such resolutions have not been amended or modified, are in full force and effect in the form adopted and are the only resolutions adopted by the board of directors of the Bank or by any duly authorised committee relating to the issuance by the Bank of the Notes; and

(b)	the Memorandum and Articles of Association of the Bank are true and up to date copies.

1.6.7	searches carried out on 30 May 2008 at the Companies Registration Office and the Index of Petitions and Winding Up Notices maintained at the Central Office of the High Court in relation to the Issuer (the “Searches”); and

1.6.8	a print-out from a search on the web-site of the Irish Financial Regulator (the “Financial Regulator”) showing the Bank as authorised as a credit institution by the Financial Regulator as at 30 April 2008.

The Senior Debt Securities Indenture, the Dated Subordinated Debt Securities Indenture and the Undated Subordinated Debt Securities Indenture are referred to herein as the “Indentures”. The Indentures and the Deposit Agreement are referred to herein as the “Documents”.

2	ASSUMPTIONS:

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

2.1	the truth, completeness and accuracy of the copy of any document of which we have examined a photocopy;

2.2	that any copies produced to us are true and exact copies of the documents as executed and that the original was executed in the manner appearing on the copy;

2.3	that the certified copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record; and that any meetings referred to in such copies were duly convened and held, that those present at any such meetings acted bona fide throughout and that all resolutions set out in such copies were duly passed and adopted and have not been amended or rescinded and will remain in full force and effect;

2.4	that the contents of the print-out referenced at 1.6.8 remains, insofar as the Bank is concerned, true and correct;

2.5	that all signatures on all original or copy documents which we have examined are genuine;

2.6	that the Indentures are all the documents relating to the issue of any Notes and that there are no agreements or arrangements in existence between the Bank and the Trustee which in any way amend or vary the terms of the issue of any Notes;

2.7	the accuracy and completeness of the information disclosed in the Searches;

2.8	that the Documents and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Documents and/or this opinion (“Ancillary Documents”) are:

2.8.1	within the capacity and powers of, have been validly authorised, executed and delivered by and are valid and legal obligations binding on the parties thereto; and

2.8.2	are not subject to avoidance by any persons

under all applicable laws and in all applicable jurisdictions other than (in the case of the Bank) the laws of Ireland and the jurisdiction of Ireland;

2.9	insofar as any of the Documents or Ancillary Documents fall to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

2.10	that the Bank will derive a commercial benefit from entering into the Documents and that each of the Documents has been entered into, and each of the transactions referred to herein and therein is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms and, in particular, that the Directors of the Bank issued or shall issue the Notes upon such terms and conditions and in such manner and for such consideration as they consider or considered to be for the benefit of the Bank;

2.11	the absence of fraud and the presence of good faith on the part of all parties to the Documents and their respective officers, employees, agents and advisers;

2.12	that (a) the Bank was fully solvent at the time of and immediately following the execution and delivery of the Documents; (b) the Bank would not as a consequence of doing any act or thing which any of the Documents contemplates, permits or requires the Bank to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Bank; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Bank;

2.13	that the Documents have been executed and delivered by a person or persons duly authorised to do so in the minutes referred to at 1.6.6(a);

2.14	that the representations and warranties by all parties (including the Bank) to the Documents contained therein are at all times true and correct in all respects (excluding the representations and warranties as to matters of Irish law on which we have specifically and expressly given our opinion);

2.15	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purpose of giving this opinion (other than matters of Irish law specifically covered by this opinion);

2.16	that the transactions contemplated by the Documents and the payments to be made thereunder are not and will not be affected by any orders made by the Minister for Finance under the Financial Transfers Act, 1992, which allows orders restricting financial transfers to be made in compliance with Ireland’s international obligations and in conformity with European Union law; and

2.17	that the Notes will conform with the descriptions and restrictions contained in the Indentures and that the selling restrictions contained in the Prospectus have been and will be at all times observed.

3	QUALIFICATIONS:

This opinion is subject to the following qualifications:

3.1	our opinion at paragraph 4.1 should be read subject to the qualifications that:

(i)	a search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented; and

(ii)	a search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.

3.2	The terms “binding” and “enforceable” as used above mean that the obligations assumed by the Bank under the Documents and the Notes are of a type which the Irish courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement of obligations of a party to be performed after the date hereof may be limited by bankruptcy, insolvency, liquidation, court protection, reorganisation and other laws of general application relating to or affecting the rights of creditors as such laws may be applied in the event of bankruptcy, insolvency, liquidation, court protection, reorganisation or other similar proceedings with respect to such party;

(ii)	equitable remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of the relevant Documents or Notes;

(iii)	claims may become barred under the Statute of Limitations of 1957 (as may be amended from time to time) or under other statutes or may be or become subject to defences of set-off or counterclaim (except to the extent that any right of set-off has been waived and is not required by the provisions of the rules applicable in a liquidation to be exercised);

(iv)	where obligations are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal or contrary to the public policy under the laws of the other jurisdiction; and

(v)	enforcement of obligations may be invalidated by reason of fraud, misrepresentation, mistake or duress or by the provisions of Irish law applicable to contracts held to have been frustrated by events happening after their execution;

3.3	a judgment of the courts of New York will not be directly enforceable in Ireland but, if the relevant judgment:

(i)	is based on a personal action;

(ii)	is for a debt for a definite sum of money;

(iii)	is final and conclusive;

(iv)	is not impeachable on the grounds of jurisdiction, fraud, public policy or natural or constitutional justice;

(v)	is not inconsistent with a judgment of the courts of Ireland in relation to the same matter; and

(vi)	enforcement proceedings are instituted in Ireland within six years of the date of the judgment;

the plaintiff will be able to obtain summary judgment in a new action in Ireland on the grounds that the defendant has no defence to the claim;

3.4	any provision of the Documents or Notes which provides for interest to be paid on overdue amounts at a rate higher than the predefault rate may amount to a penalty under the laws of Ireland and may therefore not be recoverable;

3.5	an Irish court may refuse to give effect to any provision in an agreement for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before an Irish court where such court has itself made an order for costs and an Irish court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court;

3.6	where any party to any of the Documents is vested with a discretion or may determine a matter in its opinion, the laws of Ireland may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

3.7	with regard to jurisdiction an Irish court may stay its proceedings in any case where proceedings have been commenced in another jurisdiction;

3.8	a determination, calculation or certificate of any party to any of the Documents as to any matter provided for therein might in certain circumstances be held by the Irish courts not to be final, conclusive and binding (for example, if it could be shown to have any unreasonable or arbitrary basis) notwithstanding the provisions of the relevant document;

3.9	any undertaking or indemnity in relation to Irish stamp duties given by any party to any of the Documents may be void under the provisions of Section 131 of the Stamp Duties Consolidation Act 1999;

3.10	provisions as to severability may not be binding under the laws of Ireland as the question of whether or not any provision of the Documents which may be invalid on account of illegality or otherwise may be severed from other provisions thereof in order to save such other provisions would be determined by an Irish court at its discretion;

3.11	an agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing;

3.12	the Companies (Amendment) Act 1990 prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the High Court may determine). Prohibited steps include steps taken to enforce any security over the Bank’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the Bank or its property and the appointment of a receiver;

3.13	the effectiveness of terms exculpating any party to the Documents from liability or duty otherwise owed is limited by law;

3.14	whilst in the event of any proceedings being brought in the Irish courts in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have power to give a judgement expressed as an order to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of any currency or conversion clause and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, Irish law may require that all clauses or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up;

3.15	under section 21 of the Central Bank Act, 1971 (as amended by section 38 of the Central Bank Act, 1989 and as further amended by the Central Bank Act and Financial Services Authority of Ireland Act, 2004), where the Central Bank and Financial Services Authority of Ireland is satisfied that it is in the public interest to do so or that one of a number of circumstances has occurred in relation to the holder of a banking licence (which can include an Irish branch of an EU credit institution), it may give a written direction to the licence holder requiring the holder to suspend, for a specified period not exceeding six months, any specified banking activity except as authorised by the Financial Regulator. The term “banking activity” includes the making of payments other than those that are specifically connected with the carrying on of banking business. The circumstances in which a direction may be given include where the Financial Regulator is satisfied that the licence holder has become or is likely to become unable to meet its obligations to its creditors. It is possible for the Financial Regulator to extend a direction for up to a 12 month period;

whilst the direction has effect, no winding up or bankruptcy proceedings may be commenced in relation to the licence holder, unless approved by the Irish courts. A scheme may also be prepared during this time in respect of the orderly termination of the banking business of the licence holder and this would have to be submitted for approval to the Financial Regulator. In the event that a holder of a licence fails to comply with a direction under section 21 or fails to comply with the terms of a scheme approved by the Financial Regulator, then the Irish courts have wide powers to make such orders as they think appropriate, including an order to wind up the licence holder;

3.16	Liquidations in Ireland fall into two general categories:-

(i)	Voluntary, or

(ii)	Subject to the supervision of the Irish courts.

In so far as voluntary liquidations are concerned, Section 275 of the Companies Act, 1963 (as amended by Section 132 of the Companies Act, 1990) provides that, subject to the provisions of the Companies Act, 1963 as to preferential payments, the property of a company on its winding up shall, subject to Section 275 (ii), be applied in satisfaction of its liabilities pari passu. This is often known as the “pari passu principle”. Although there is no equivalent statutory rule in relation to winding up by the courts, it is trite law to state that the pari passu principle applies equally in a winding up by the court;

in the case of a voluntary winding up, Section 275(ii) provides, in essence, that the pari passu principle will not affect any rights or obligations of a company or any other person arising as a result of any agreement entered into by any person under which any particular liability of the company to any general creditor is postponed in favour of or subordinated to the rights and claims of any other person to whom the company may be in any way liable. Accordingly, in the case of the voluntary winding up of the Bank, provisions of the Documents pursuant to which certain rights of the parties thereto are subordinated to certain other rights of the parties thereto should not be affected by the pari passu principle; and

unfortunately, there is no similar exemption in the case of a winding up which is subject to court supervision. However, in our view the pari passu principle is not intended to affect agreements entered into between a number of creditors of a company pursuant to which those creditors agree to rank their claims in a particular order. What it is intended to do is to strike down agreements which have as their object or result the unfair preference of a particular creditor by the removal from the estate of a company on its winding up of an asset which would otherwise have been available for the general body of creditors.

4	OPINION

On the basis and subject to the assumptions and qualifications set out above, we are of the opinion that:

4.1	the Bank is a public limited company duly organised and validly existing under the laws of Ireland, had (at the time of execution and delivery) and has all the requisite power and authority to execute, deliver and perform its obligations under the Documents and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes of each series;

4.2	the Documents have been duly authorised, executed and delivered by the Bank and constitute legal, valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms; and

4.3	the Notes of each series have been duly authorised, and upon (i) the due execution, issuance and delivery of the Notes of each series by the Bank in accordance with the Indentures, (ii) the authentication of the Notes of each such series by the Trustee in accordance with the Indentures and (iii) the delivery of the Notes of each series against payment as contemplated by (a) the Registration Statement and (b) the Prospectus will be duly and validly issued and will constitute legal, valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms.

4.4	The subordination provisions applicable to the Dated Subordinated Debt Securities (as defined in the Dated Subordinated Debt Securities Indenture) set out in Section 12.1 of the Dated Subordinated Debt Securities Indenture have the effect that in the event of an Insolvency Proceeding (as defined in the Dated Subordinated Debt Securities Indenture) relating to the Bank the holders of Dated Subordinated Debt Securities and the Trustee will not be entitled to receive and retain any amounts for application in payment of sums due in respect of the Dated Subordinated Debt Securities until all claims of the Senior Creditors (as defined in the Dated Subordinated Debt Indenture) have been satisfied.

4.5	The subordination provisions applicable to the Undated Subordinated Debt Securities (as defined in the Undated Subordinated Debt Securities Indenture) set out in Section 12.1 of the Undated Subordinated Debt Securities Indenture have the effect that in the event of an Insolvency Proceeding (as defined in the Undated Subordinated Debt Securities Indenture) relating to the Bank the holders of Undated Subordinated Debt Securities and the Trustee will not be entitled to receive and retain any amounts for application in payment of sums due in respect of the Undated Subordinated Debt Securities until all claims of the Senior Creditors and the Senior Subordinated Creditors (each as defined in the Undated Subordinated Debt Securities Indenture) have been satisfied.

4.6

The preference shares (as referenced in the Prospectus), when issued by the Bank against receipt of the subscription price therefor or upon the exercise by the Bank of any right of conversion attaching to Undated Subordinated Debt Securities of any series, will, upon all necessary action having been taken in accordance with the Articles of Association of the Bank and assuming due authority has or will be provided by the Directors of the Bank and provided that at the relevant time there are sufficient authorised but unissued preference shares available for issue by the Directors of the Bank, be duly authorised and validly issued and fully paid and will not be subject to calls for further funds.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Notes. We also consent to the references to our firm under the headings: “Limitation on Enforcement of U.S. Law Against US, Our Management and Others” and “Validity of Securities” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. In addition we consent to the reliance by Sidley Austin LLP as to matters of Irish law upon this opinion in connection with opinions to be rendered by them on the date hereof. Except as stated above, without prior written consent, this opinion may not be furnished or quoted to, or relied upon by any other person or entity for any purpose.

Yours faithfully,

/s/ Matheson Ormsby Prentice

MATHESON ORMSBY PRENTICE